Exhibit 99.2

Entergy
639 Loyola Avenue
New Orleans, LA  70113

News
Release

Date:	July 31, 2012

For Release:	Immediately

Contact:	Yolanda Pollard (News Media) (504) 576-4238 ypollar@entergy.com	Paula Waters (Investor Relations) (504) 576-4380 pwater1@entergy.com

Entergy Reports Second Quarter Earnings

New Orleans, La. – Entergy Corporation (NYSE: ETR) today reported second quarter 2012 as-reported earnings of $365.0 million, or $2.06 per share, compared with $315.6 million, or $1.76 per share, for second quarter 2011. On an operational basis, Entergy’s second quarter 2012 earnings were $374.6 million, or $2.11 per share, compared with $315.6 million, or $1.76 per share, in second quarter 2011.

Consolidated Earnings – Reconciliation of GAAP to Non-GAAP Measures
Second Quarter and Year-to-Date 2012 vs. 2011
(Per share in U.S. $)
	Second Quarter			Year-to-Date
	2012	2011	Change	2012	2011	Change
As-Reported Earnings	2.06	1.76	0.30	1.20	3.14	(1.94)
Less Special Items	(0.05)	-	(0.05)	(1.36)	-	(1.36)
Operational Earnings	2.11	1.76	0.35	2.56	3.14	(0.58)
       *GAAP refers to United States generally accepted accounting principles.

Operational Earnings Highlights for Second Quarter 2012

•
Utility earnings were higher due largely to an Internal Revenue Service agreement that resulted in a significant decrease in income tax expense, which was partially offset by a regulatory charge to reflect that benefits resulting from the agreement will be shared with customers.

•
Entergy Wholesale Commodities earnings increased due primarily to lower decommissioning expense and a lower effective income tax rate, partially offset by decreased operational adjusted EBITDA (earnings before interest, income taxes, depreciation and amortization, and interest and investment income excluding decommissioning expense and special items).

•	Parent & Other results declined due primarily to higher income tax expense on Parent & Other activities.

“In May, we received the long-awaited approval for the renewal of Pilgrim Nuclear Power Station’s operating license,” said J. Wayne Leonard, Entergy’s chairman and chief executive officer. “The Nuclear Regulatory Commission’s approval followed a 76-month review, the longest on record, and concluded that there is no safety or environmental issue that precludes the plant from operating safely for another 20 years. We have now received 20-year license renewals for all of Entergy Wholesale Commodities’ nuclear plants with the exception of the Indian Point units in New York where the approval process could last well into the renewal period. Under the federal statutory provision for timely renewal, Indian Point’s ability to continue operations will not be affected.

“The Utility also continues to make progress on key initiatives. The Louisiana Public Service Commission found that joining the Midwest Independent Transmission System Operator regional transmission organization is in the public interest, subject to certain conditions. Regulatory processes related to MISO filings are ongoing in other jurisdictions and we expect decisions from all retail regulators in 2012. In parallel with the regulatory process, MISO implementation efforts also continue, moving us closer to realizing significant savings for our customers.”

Other Business Highlights

•	Grand Gulf Nuclear Station completed installation of an approximate 178-megawatt uprate, which was approved by the Nuclear Regulatory Commission.
•
The U.S. Court of Appeals for the D.C. Circuit issued a decision denying the Vermont Department of Public Service and New England Coalition appeal of the NRC’s issuance of the Vermont Yankee 20-year license renewal.

•
GovernanceMetrics International released its latest global ratings, and Entergy once again received a perfect score of 10.0. The score was supported by Entergy’s governance profile with a predominantly independent Board, detailed governance disclosure, and comprehensive disclosures on issues such as environmental and workplace safety policies.

A teleconference will be held at 10 a.m. CT on Tuesday, July 31, 2012, to discuss Entergy’s second quarter 2012 earnings announcement, and may be accessed by dialing (719) 457-2080, confirmation code 8666645, no more than 15 minutes prior to the start of the call. The call and presentation slides can also be accessed via Entergy’s website at www.entergy.com. A replay of the teleconference will be available by telephone and on Entergy’s website at www.entergy.com as soon as practical after the transcript is filed with the U.S. Securities and Exchange Commission due to filing requirements associated with the proposed spin-off and merger of Entergy’s transmission business with ITC Holdings Corp. The telephone replay will be available through Aug. 7, 2012, by dialing (719) 457-0820, confirmation code 8666645.

Utility

In second quarter 2012, Utility earnings were $304.2 million, or $1.72 per share, on an as-reported basis and $314.1 million, or $1.77 per share, on an operational basis, compared to $248.4 million, or $1.39 per share, on both as-reported and operational bases in second quarter 2011. Utility earnings in the current quarter reflect a significant decrease in income tax expense which resulted from a June 2012 agreement with the IRS regarding the tax treatment for storm cost financings in Louisiana associated with hurricanes Katrina and Rita. The companies affected were Entergy Louisiana, LLC and Entergy Gulf States Louisiana, L.L.C. Under the terms of an agreement approved by the Louisiana Public Service Commission, the benefits resulting from the IRS agreement will be shared with customers of the two affected operating companies. As a result, the decrease in income tax expense was partially offset by a decrease in net revenue attributable to the regulatory charge recorded to reflect this customer sharing.

Excluding this regulatory charge, Utility net revenue improved modestly. Retail sales volume in second quarter 2012 was higher than a year ago, reflecting strong weather-adjusted sales growth across all customer classes. Weather was warmer-than-normal, but the quarter-over-quarter weather effect variance was unfavorable when compared to the well above-normal temperatures experienced in the second quarter of 2011. Higher non-fuel operation and maintenance expense served as a partial offset to the increased operational earnings. Non-fuel operation and maintenance expense increased due primarily to higher compensation and benefits costs (largely pension) as well as higher fossil-related outage and distribution expenses. These increases in non-fuel operation and maintenance expense were partially offset by the deferral of previously incurred MISO implementation costs as approved by the Federal Energy Regulatory Commission and the LPSC.

Residential sales in second quarter 2012, on a weather-adjusted basis, increased 5.8 percent compared to second quarter 2011. Commercial and governmental sales, on a weather-adjusted basis, increased 4.2 percent quarter over quarter. Industrial sales in the second quarter increased 2.6 percent compared to the same quarter of 2011. Retail sales growth on a weather-adjusted basis was 4.0 percent for the quarter. Residential growth was strongest. Industrial sales growth was also positive, particularly in Louisiana, due largely to expansions. For large industrials, chemicals continued to be the strongest sector, partially offset by a decline in refineries. Growth in the small- to mid-sized segment was also positive.

Entergy Wholesale Commodities

Entergy Wholesale Commodities as-reported and operational earnings were $81.3 million, or 46 cents per share, for second quarter 2012, compared to $64.9 million, or 36 per cents per share, for second quarter 2011. The primary drivers for the increase were lower decommissioning expense and a lower effective income tax rate. In the current quarter, a reduction in the decommissioning liability was recorded, also reducing decommissioning expense, which factored in, among other things, an updated decommissioning cost study for the Pilgrim nuclear plant. The lower effective income tax rate was due largely to the absence of a charge in the prior year which resulted from a change in Michigan tax law. Decreased net revenue and increased non-fuel operation and maintenance expense (discussed below) partially offset these benefits.

Entergy Wholesale Commodities operational adjusted EBITDA was $127 million in the second quarter of 2012, compared to $174 million in the same period a year ago. The decline was due largely to lower net revenue from the nuclear portfolio on lower energy pricing and lower production. The average realized revenue per megawatt hour for the nuclear fleet was approximately $49, down from approximately $52 in the same period last year. Nuclear generation declined due primarily to an increase in refueling and unplanned outage days. The effect of outage days was offset by the exercise of resupply options provided for in power purchase agreements whereby Entergy Wholesale Commodities may elect to supply power from another source when the plant is not running. Lower net revenue from Entergy Wholesale Commodities’ nuclear fleet was partially offset by net revenue from the 583-megawatt Rhode Island State Energy Center, which was acquired in December 2011. Higher non-fuel operation and maintenance expense also contributed to the operational adjusted EBITDA decline driven by higher compensation and benefits costs (largely pension) and the Rhode Island State Energy Center acquisition.

Parent & Other

The Parent & Other disclosure segment reported a loss of $20.5 million, or 12 cents per share, on an as-reported basis and a loss of $20.9 million, or 12 cents per share, on an operational basis for second quarter 2012. This compares to earnings of $2.3 million, or 1 cent per share, on both as-reported and operational bases in second quarter 2011. Higher income tax expense on Parent & Other activities was the primary factor driving the decrease. Both periods reflected favorable tax items. Second quarter 2012 benefited from a favorable decision received in June 2012 from the U.S. Court of Appeals for the Fifth Circuit affirming Entergy’s entitlement to claim foreign tax credits for the U.K. Windfall Tax. The second quarter of 2011 benefited from a reversal of a tax reserve related to an IRS settlement, which exceeded income tax adjustments recorded in the current period.

Earnings Guidance

Entergy updated its 2012 earnings guidance range to be $3.49 to $4.29 per share on an as-reported basis and affirmed operational guidance of $4.85 to $5.65 per share.

The revised as-reported guidance range reflects special items recorded in the current quarter for expenses in connection with the proposed spin-merge of Entergy’s transmission business with ITC. As-reported earnings guidance for 2012 does not reflect any potential future expenses for the proposed spin-merge; as-reported 2012 guidance will be updated throughout the year as these transaction-related expenses are incurred.

Long-term Financial Outlook

Entergy believes it offers a long-term, competitive utility investment opportunity combined with a valuable option represented by a unique, clean, non-utility generation business located in attractive power markets.

The current long-term financial outlook for 2010 through 2014 (prepared November 2011), excluding the effects of the proposed spin-merge of the transmission business discussed below, includes the following:

Earnings:
•	Utility net income: 6 to 8 percent compound annual net income growth rate over the 2010 – 2014 horizon (2009 base year).
•
Entergy Wholesale Commodities results:  Revenue projections through 2014 will experience increased volatility due to commodity market activities – one of the most important fundamental drivers for this business. At current sold and forward prices with its existing asset portfolio and in-the-money hedges that will roll off in the coming few years, Entergy Wholesale Commodities is expected to deliver declining adjusted EBITDA for the period through 2014 compared to 2010. However, Entergy Wholesale Commodities offers a valuable long-term option from the potential positive effects of economic growth (driving increased load, market heat rates, capacity prices and natural gas prices), aging and unprofitable unit retirements (driving market heat rate expansion and capacity price increases), rationalization of supply and growth of demand in natural gas markets, new environmental legislation and/or enforcement of additional environmental regulations.

•	Corporate results: Results will vary depending upon factors including future effective income tax and interest rates and the amount/timing of share repurchases.

Capital deployment:
•
A balanced capital investment/return program:  Entergy continues to see value-added investment opportunities at the Utility in the coming years, as well as an investment outlook at Entergy Wholesale Commodities that supports continued safe, secure and reliable operations and opportunistic investments. Entergy aspires to fund this capital program without issuing traditional common equity, while maintaining a competitive capital return program. Given the company’s financial profile with a mix of utility and non-utility businesses, return of capital is expected to be provided similar to the past through a combination of common stock dividends and share repurchases. Absent other attractive investment opportunities, capital deployment through dividends and share repurchases could total as much as $4 – $5 billion from 2010 – 2014 under the current long-term business outlook. The amount of share repurchases may vary as a result of material changes in business results, capital spending or new investment opportunities.

Credit quality:
•	Strong liquidity.
•	Solid credit metrics that support ready access to capital on reasonable terms.

Spin-Merge of Transmission Business
Entergy’s Transmission Business Overview

Entergy’s electric transmission business consists of more than 15,800 miles of interconnected transmission lines at voltages of 69kV and above and associated substations across its utility service territory in the Mid-South. Following the completion of the transaction, ITC will become one of the largest electric transmission companies in the U.S., with over 30,000 miles of transmission lines, spanning from the Great Lakes to the Gulf Coast.

Transaction Overview

In December 2011, Entergy and ITC Boards of Directors approved a definitive agreement under which Entergy will spin off and then merge its electric transmission business with a subsidiary of ITC. Terms of the transaction agreements include:

•	Entergy will spin off its electric transmission business, or “Transco,” to Entergy’s shareholders in the form of a tax-free spin-off.
•	After the spin-off, the newly formed Transco will merge with a newly formed subsidiary of ITC.
•	Prior to the merger, ITC expects to effectuate a $700 million recapitalization, which will take the form of a one-time special dividend, a share repurchase or a combination thereof.
•
The merger will result in Entergy shareholders receiving 50.1 percent of the shares of pro forma ITC in exchange for their shares of Transco; existing ITC shareholders will own the remaining 49.9 percent of the resulting company.

Entergy expects to receive gross cash proceeds of $1.775 billion from indebtedness that will be incurred in connection with the transaction, and this indebtedness will be assumed by ITC at the close of the merger. Entergy expects to utilize most of the cash proceeds to retire debt associated with the transmission business at its utility operating companies and the balance for debt reduction at the parent, Entergy Corporation.

Closing Conditions and Approvals

The transaction is subject to the satisfaction of certain closing conditions. Primary filings and approvals required include Entergy’s retail regulators as well as several federal agencies. ITC shareholders must also approve the transaction.

Upcoming activities in the third quarter will focus largely on regulatory filings with Entergy’s retail jurisdictions as well as FERC. Work on other key approvals is expected to continue or begin in the third quarter of 2012.

Primary filings and approvals are summarized below.

Entergy’s Retail Regulators:
•	Approval required for:
–	Change of control of transmission assets
–	Affiliate transaction-related steps in the spin-merge
–	Authorization to incur debt in some jurisdictions

Federal Energy Regulatory Commission:
•	Approval required for:
–	Change of control of transmission assets (203 filing)
–	Acceptance of jurisdictional agreements (205 filing)
–	Authorization to assume debt/issue securities (204 filings)
–	Changes to System Agreement to remove provisions related to transmission planning and equalization
–	New ITC rate tariffs to be established for the ITC operating companies (205 filing)

Hart-Scott-Rodino Antitrust Improvements Act:
•	Pre-merger notification to review potential antitrust and competition issues

Internal Revenue Service:
•	Private letter ruling substantially to the effect that certain requirements for the tax-free treatment of the distribution of Transco are met

Nuclear Regulatory Commission:
•	Approval of certain license transfers and amendments as part of the steps to complete the transaction

Securities and Exchange Commission:
•	ITC Form S-4 and Proxy Statement (including audited financial statements and disclosures for the Entergy transmission business)
•	Transco Registration Statement

ITC Shareholders:
•	Approval required for:
–	Merger
–	Issuance of shares to Entergy shareholders
–	Amendment to ITC charter to increase authorized number of shares

Expected Close

Completion of the transaction is expected in 2013 subject to the satisfaction of certain closing conditions, including the required approvals and filings discussed above.

Additional Information and Where to Find It

ITC and Transco will file registration statements with the Securities and Exchange Commission (SEC) registering shares of ITC common stock and Transco common units to be issued to Entergy shareholders in connection with the proposed transactions. ITC will also file a proxy statement with the SEC that will be sent to the shareholders of ITC. Entergy shareholders are urged to read the prospectus and/or information statement that will be included in the registration statements and any other relevant documents, because they contain important information about ITC, Transco and the proposed transactions. ITC shareholders are urged to read the proxy statement and any other relevant documents because they contain important information about Transco and the proposed transactions. The proxy statement, prospectus and/or information statement, and other documents relating to the proposed transactions (when they are available) can be obtained free of charge from the SEC’s website at www.sec.gov. The documents, when available, can also be obtained free of charge from Entergy upon written request to Entergy Corporation, Investor Relations, P.O. Box 61000, New Orleans, LA 70161 or by calling Entergy’s Investor Relations information line at 1-888-ENTERGY (368-3749), or from ITC upon written request to ITC Holdings Corp., Investor Relations, 27175 Energy Way, Novi, MI 48377 or by calling 248-946-3000.

Entergy Corporation is an integrated energy company engaged primarily in electric power production and retail distribution operations. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, including more than 10,000 megawatts of nuclear power, making it one of the nation’s leading nuclear generators. Entergy delivers electricity to 2.8 million utility customers in Arkansas, Louisiana, Mississippi and Texas. Entergy has annual revenues of more than $11 billion and approximately 15,000 employees.

Additional information regarding Entergy’s quarterly results of operations, regulatory proceedings and other operations is available in Entergy’s investor news release dated July 31, 2012, a copy of which has been filed today with the Securities and Exchange Commission on Form 8-K and is available on Entergy’s investor relations website at www.entergy.com/investor_relations.

In this news release, and from time to time, Entergy makes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Forward-looking statements involve a number of risks and uncertainties. There are factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including (a) those factors discussed in: (i) Entergy’s Form 10-K for the year ended December 31, 2011; (ii) Entergy’s Form 10-Q for the quarter ended March 31, 2012; and (iii) Entergy’s other reports and filings made under the Securities Exchange Act of 1934; (b) uncertainties associated with rate proceedings, formula rate plans and other cost recovery mechanisms; (c) uncertainties associated with efforts to remediate the effects of major storms and recover related restoration costs; (d) nuclear plant relicensing, operating and regulatory risks, including any changes resulting from the nuclear crisis in Japan following its catastrophic earthquake and tsunami; (e) legislative and regulatory actions and risks and uncertainties associated with claims or litigation by or against Entergy and its subsidiaries; (f) conditions in commodity and capital markets during the periods covered by the forward-looking statements, in addition to other factors described elsewhere in this release and subsequent securities filings; and (g) risks inherent in the proposed spin-off and subsequent merger of Entergy’s electric transmission business with a subsidiary of ITC Holdings Corp. Entergy cannot provide any assurances that the spin-off and merger transaction will be completed and cannot give any assurance as to the terms on which such transaction will be consummated. The spin-off and merger transaction is subject to certain conditions precedent, including regulatory approvals and approval by ITC Holdings Corp. shareholders.

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Appendix A provides a reconciliation of GAAP consolidated as-reported earnings to non-GAAP consolidated operational earnings.

Appendix A: Consolidated Earnings – Reconciliation of GAAP to Non-GAAP Measures Second Quarter and Year-to-Date 2012 vs. 2011
(Per share in U.S. $)
	Second Quarter			Year-to-Date
	2012	2011	Change	2012	2011	Change
As-Reported
Utility	1.72	1.39	0.33	2.07	2.30	(0.23)
Entergy Wholesale Commodities	0.46	0.36	0.10	(0.49)	1.04	(1.53)
Parent & Other	(0.12)	0.01	(0.13)	(0.38)	(0.20)	(0.18)
Consolidated As-Reported Earnings	2.06	1.76	0.30	1.20	3.14	(1.94)

Less Special Items
Utility	(0.05)	-	(0.05)	(0.09)	-	(0.09)
Entergy Wholesale Commodities	-	-	-	(1.26)	-	(1.26)
Parent & Other	-	-	-	(0.01)	-	(0.01)
Consolidated Special Items	(0.05)	-	(0.05)	(1.36)	-	(1.36)

Operational
Utility	1.77	1.39	0.38	2.16	2.30	(0.14)
Entergy Wholesale Commodities	0.46	0.36	0.10	0.77	1.04	(0.27)
Parent & Other	(0.12)	0.01	(0.13)	(0.37)	(0.20)	(0.17)
Consolidated Operational Earnings	2.11	1.76	0.35	2.56	3.14	(0.58)

Appendix B provides a reconciliation of Entergy Wholesale Commodities GAAP net income to non-GAAP operational adjusted EBITDA.

Appendix B: Entergy Wholesale Commodities Operational Adjusted EBITDA – Reconciliation of GAAP to Non-GAAP Measures
Second Quarter and Year-to-Date 2012 vs. 2011
($ in millions)
Second Quarter			Year-to-Date
	2012	2011	Change	2012	2011	Change
Net income	81	66	15	(87)	189	(276)
Add back: interest expense	6	5	1	13	9	4
Add back: income tax expense	46	64	(18)	(44)	149	(193)
Add back: depreciation and amortization	48	44	4	99	87	12
Subtract: interest and investment income	37	33	4	78	64	14
Add back: decommissioning expense	(17)	28	(45)	13	57	(44)
Adjusted EBITDA	127	174	(47)	(84)	427	(511)
Add back: special item for asset impairment	-	-	-	356	-	356
Operational Adjusted EBITDA	127	174	(47)	272	427	(155)

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Entergy Corporation
Consolidated Income Statement
Three Months Ended June 30
(in thousands)

	2012	2011
	(unaudited)
Operating Revenues:
Electric	$1,934,550	$2,212,038
Natural gas	23,879	28,891
Competitive businesses	560,171	562,350
Total	2,518,600	2,803,279
Operating Expenses:
Operation and maintenance:
Fuel, fuel-related expenses, and gas purchased for resale	437,157	563,333
Purchased power	345,298	451,227
Nuclear refueling outage expenses	57,822	62,966
Other operation and maintenance	772,881	712,496
Decommissioning	11,942	55,497
Taxes other than income taxes	138,111	129,215
Depreciation and amortization	274,755	264,206
Other regulatory charges (credits) – net	137,650	5,601
Total	2,175,616	2,244,541
Operating Income	342,984	558,738
Other Income (Deductions):
Allowance for equity funds used during construction	28,282	20,753
Interest and investment income	29,285	35,921
Miscellaneous – net	(13,036)	(16,962)
Total	44,531	39,712
Interest Expense:
Interest expense	149,616	136,049
Allowance for borrowed funds used during construction	(10,483)	(9,150)
Total	139,133	126,899
Income Before Income Taxes	248,382	471,551
Income Taxes	(122,201)	150,953
Consolidated Net Income	370,583	320,598
Preferred Dividend Requirements of Subsidiaries	5,582	5,015
Net Income Attributable to Entergy Corporation	$365,001	$315,583

Earnings Per Average Common Share
Basic	$2.06	$1.77
Diluted	$2.06	$1.76

Average Number of Common Shares Outstanding – Basic	177,166,519	177,808,890
Average Number of Common Shares Outstanding – Diluted	177,565,351	178,925,180

Entergy Corporation
Consolidated Income Statement
Six Months Ended June 30
(in thousands)

	2012	2011
	(unaudited)
Operating Revenues:
Electric	$3,719,392	$4,077,936
Natural gas	69,886	100,014
Competitive businesses	1,112,982	1,166,538
Total	4,902,260	5,344,488
Operating Expenses:
Operation and maintenance:
Fuel, fuel-related expenses, and gas purchased for resale	975,994	1,071,026
Purchased power	630,264	813,845
Nuclear refueling outage expenses	121,706	126,951
Asset impairment	355,524	-
Other operation and maintenance	1,494,517	1,368,245
Decommissioning	69,845	110,762
Taxes other than income taxes	275,280	254,449
Depreciation and amortization	554,971	529,090
Other regulatory charges (credits) – net	138,032	491
Total	4,616,133	4,274,859
Operating Income	286,127	1,069,629
Other Income (Deductions):
Allowance for equity funds used during construction	52,590	38,042
Interest and investment income	70,276	62,668
Miscellaneous – net	(31,025)	(26,360)
Total	91,841	74,350
Interest Expense:
Interest expense	296,361	272,183
Allowance for borrowed funds used during construction	(19,874)	(17,684)
Total	276,487	254,499
Income Before Income Taxes	101,481	889,480
Income Taxes	(122,363)	315,203
Consolidated Net Income	223,844	574,277
Preferred Dividend Requirements of Subsidiaries	10,526	10,031
Net Income Attributable to Entergy Corporation	$213,318	$564,246

Earnings Per Average Common Share
Basic	$1.21	$3.16
Diluted	$1.20	$3.14

Average Number of Common Shares Outstanding – Basic	177,015,941	178,318,784
Average Number of Common Shares Outstanding – Diluted	177,470,486	179,502,551

Entergy Corporation
Utility Electric Energy Sales & Customers

Three Months Ended June 30

	2012	2011	% Change	% Weather-Adjusted
	(Millions of kWh)
Electric Energy Sales:
Residential	7,940	7,993	(0.7)	5.8
Commercial	7,148	6,944	2.9	4.4
Governmental	605	604	0.2	1.4
Industrial	10,408	10,140	2.6	2.6
Total to Ultimate Customers	26,101	25,681	1.6	4.0
Wholesale	836	1,036	(19.3)
Total Sales	26,937	26,717	0.8

Six Months Ended June 30

	2012	2011	% Change	% Weather-Adjusted
	(Millions of kWh)
Electric Energy Sales:
Residential	15,700	17,034	(7.8)	4.1
Commercial	13,561	13,394	1.2	3.6
Governmental	1,184	1,186	(0.2)	0.2
Industrial	20,366	19,657	3.6	3.6
Total to Ultimate Customers	50,811	51,271	(0.9)	3.7
Wholesale	1,568	1,983	(20.9)
Total Sales	52,379	53,254	(1.6)

June 30

	2012	2011	% Change
Electric Customers (End of period):
Residential	2,383,057	2,368,321	0.6
Commercial	339,889	337,359	0.7
Governmental	16,435	16,303	0.8
Industrial	46,771	44,476	5.2
Total Ultimate Customers	2,786,152	2,766,459	0.7
Wholesale	28	19	47.4
Total Customers	2,786,180	2,766,478	0.7